THOMPSON HINE
ATLANTA CLEVELAND DAYTON WASHINGTON, D.C.
CINCINNATI COLUMBUS NEW YORK

October 13, 2011

Unified Series Trust
2960 North Meridian Street
Suite 300
Indianapolis, Indiana 46208

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 193 to the Unified Series Trust's Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 199 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

JoAnn.Strasser@ThompsonHine.com Tel: 614.469.3265 Fax: 614.469.3361 829778.1

THOMPSON HINE LLP
ATTORNEYS AT LAW

41 South High Street
Suite 1700
Columbus, Ohio 43215-6101

www.ThompsonHine.com
Phone 614.469.3200
Fax 614.469.3361